UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               AMENDMENT NO. 4 TO

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   Q-MED, INC.
                                   -----------
                                (Name of Issuer)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    74791410
                                 --------------
                                 (CUSIP Number)


                                 Bruce F. Wesson
                             Senior Managing Member
                                Claudius, L.L.C.
                           610 Fifth Avenue, 5th Floor
                               New York, NY 10020
                                 (212) 218-4990
 --------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  April 4, 2001
            --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all provisions of the Act (however, see the Notes).

The initial Schedule 13D pertaining to the Common Stock of Q-Med, Inc., a Delaware corporation, filed with the Securities and Exchange Commission ("SEC") on March 30, 1998 for an event on March 18, 1998, as amended by Amendment No. 1 filed with the SEC on November 25, 1998 for an event on November 17, 1998, as amended by Amendment No. 2 filed with the SEC on May 24, 1999 for an event on May 17, 1999, as amended by Amendment No. 3 filed with the SEC on August 30, 1999 for an event on August 25, 1999 (collectively, the "Schedule 13D"), is hereby amended to read in its entirety as follows:



                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  2  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Partners III, L.P.
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           3,865,214 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      3,865,214
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               3,865,214
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               25.2%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  3  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Partners International III, L.P.
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           349,872 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      349,872
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               349,872
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               2.3%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  4  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Employee Fund III, L.P.
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           15,825 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      15,825
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               15,825
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  5  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             William R. Grant
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           13,334 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      13,334
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               13,334
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  6  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Bruce F. Wesson
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           38,333 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      38,333
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               38,333
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  7  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             L. John Wilkerson
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           38,333 (see Item 5(a))
             NUMBER OF       -------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY         -------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      38,333
           PERSON WITH       -------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               38,333
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  8  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Srini Conjeevaram
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             India (see Item 2)
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           9,000 (see Item 5(a))
             NUMBER OF       -------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY         -------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      9,000
           PERSON WITH       -------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               9,000
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO.   74791410                                   PAGE  9  OF  14  PAGES

------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             David Jahns
------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
     3       SEC USE ONLY
------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
                                           9,000 (see Item 5(a))
             NUMBER OF        ------------------------------------------------
              SHARES            8       SHARED VOTING POWER
           BENEFICIALLY                    0
            OWNED BY          ------------------------------------------------
               EACH             9       SOLE DISPOSITIVE POWER
            REPORTING                      9,000
           PERSON WITH        ------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               9,000
------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
             (11) EXCLUDES CERTAIN SHARES                              [ ]
------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               0.1%
------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER.

                  The first paragraph of Item 1 of the Schedule 13D is hereby amended to read in its entirety as follows:

                  This statement covers a total of 4,338,911 fully diluted shares of Common Stock, $.001 par value per share (the "Common Stock"), of Q-Med, Inc., a Delaware corporation (the "Issuer"). The Reporting Persons (as defined in Item 2 hereof) as of the date hereof hold an aggregate of (i) 2,810,652 shares of Common Stock (the "Common Shares"), and (ii) warrants for the purchase of 1,578,258 shares of Common Stock (the "Warrants"), which as of the date hereof may be exercised for an aggregate of 1,578,258 shares of Common Stock. The Common Shares and Warrants are referred to herein, collectively, as the "Securities".

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Item 3 of the Schedule 13D is hereby amended by adding a paragraph to the end thereof to read as follows:

                  On April 13, 2000, the Partnership Reporting Persons acquired 64,315 shares of Common Stock by converting $50,000 principal amount of Convertible Notes of the Issuer, plus accrued and unpaid interest, at a purchase price of $2.87 per share. In transactions consummated on April 4, 2001, the Partnership Reporting Persons acquired 796,813 shares of Common Stock at a purchase price of $5.02 per share for an aggregate amount of $4,000,001.26 in cash. Each of the Partnership Reporting Persons paid its pro rata share of the acquisition price of the shares of Common Stock it received.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5, subpart (a) of the Schedule 13D is hereby amended to read in its entirety as follows:

                  (a) Each Reporting Person owns or has the right to acquire the number of securities shown opposite its name:


------------------------------------------------------------------------------
   (1)         (2)              (3)             (4)              (5)
------------------------------------------------------------------------------
                            Number of
                            Shares of
                            Common Stock
                            which may be
                            acquired
            Number of       pursuant                         Percentage of
            Shares of       to exercise       Total of       Outstanding Shares
Reporting   Common Stock    of Owned          Columns (2)    of Common Stock
Person      Owned           Warrants          and (3)        (see Note below)
------------------------------------------------------------------------------
Galen         2,567,715      1,297,499         3,865,214          25.2%
----------- --------------- ----------------- -------------- -----------------
Galen Intl      232,423        117,449           349,872           2.3%
----------- --------------- ----------------- -------------- -----------------
GEF              10,514          5,311            15,825           0.1%
----------- --------------- ----------------- -------------- -----------------
Grant                 0         13,334            13,334           0.1%
----------- --------------- ----------------- -------------- -----------------
Wesson                0         38,333            38,333           0.1%
----------- --------------- ----------------- -------------- -----------------
Wilkerson             0         38,333            38,333           0.1%
----------- --------------- ----------------- -------------- -----------------
Conjeevaram           0          9,000             9,000           0.1%
----------- --------------- ----------------- -------------- -----------------
Jahns                 0          9,000             9,000           0.1%
----------- --------------- ----------------- -------------- -----------------
   Total      2,810,652      1,528,259         4,338,911          28.1%
----------- --------------- ----------------- -------------- -----------------

                  Note: The percentages shown in each row of column (5) were calculated, for each respective row, by (i) adding the number of newly issued shares of Common Stock in the bottom row of column (2) and the total in the bottom row of column (3) to 13,008,154 (the number of shares of Common Stock outstanding as of February 26, 2001, such number having been reported by the Issuer in its Form 10-K for the fiscal period ended November 30, 2000) (the "Total Adjusted Outstanding Shares"), then (ii) dividing the amount in column
(4) by the Total Adjusted Outstanding Shares, and then (iii) expressing such quotient in terms of a percentage.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

Date:  April 11, 2001                     GALEN PARTNERS III, L.P.
                                          By:  Claudius, L.L.C.


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                                   Senior Managing Member

                                          GALEN PARTNERS
                                          INTERNATIONAL III, L.P.
                                          By:  Claudius, L.L.C.


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                                   Senior Managing Member

                                          GALEN EMPLOYEE FUND III, L.P.
                                          By:  Wesson Enterprises, Inc.


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                                   President




                      [Signatures continued on next page.]

                                          WILLIAM R. GRANT


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              Bruce F. Wesson
                                              Attorney-in-Fact


                                           /s/ Bruce F. Wesson
                                          ------------------------------------
                                          BRUCE F. WESSON


                                          L. JOHN WILKERSON


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              Bruce F. Wesson
                                              Attorney-in-Fact


                                          DAVID JAHNS


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              Bruce F. Wesson
                                              Attorney-in-Fact


                                          SRINI CONJEEVARAM


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              Bruce F. Wesson
                                              Attorney-in-Fact




                      [Signatures continued on next page.]

                                          CLAUDIUS, L.L.C.


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              Senior Managing Member


                                          WESSON ENTERPRISES, INC.


                                          By: /s/ Bruce F. Wesson
                                             ---------------------------------
                                              President